Exhibit 99.1

FOR 5:30 P.M. RELEASE – JUNE 2, 2005

CONTACT:	Louis J. Beierle, First Vice President, Investor Relations Hudson City Bancorp, Inc. West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	E-MAIL: ljbeierle@hcsbnj.com

HUDSON CITY BANCORP, INC. ANNOUNCES THE RESULTS OF ITS STOCK OFFERING

CONFIRMS ORDERS TO SELL 392,980,580 SHARES OF ITS COMMON STOCK AT $10.00 PER SHARE

Paramus, New Jersey, June 2, 2005 - Hudson City Bancorp, Inc. (the “Company”) (NASDAQ: HCBK), the mid-tier holding company that owns Hudson City Savings Bank, announced today that it has completed the syndicated offering portion of its second-step conversion.

Orders for a total of 257,371,701 shares at a purchase price of $10.00 per share have been accepted in the syndicated offering, for which Lehman Brothers acted as global coordinator and sole book-running manager and Ryan Beck & Co., Inc. acted as joint lead manager. As previously announced, the Company received orders for 135,608,879 million shares in the subscription offering portion of its second-step conversion, which was sole-managed by Ryan Beck. As a result, a total of 392,980,580 shares will be sold in the subscription offering and syndicated offering combined. This represents the 7th largest domestic equity offering.

Upon the completion of the second-step conversion, the Company will issue additional shares of its common stock to existing public stockholders in a stock split pursuant to which each share of common stock will be split into 3.206 shares. As a result, stockholders of record on the record date will receive an additional 2.206 shares of common stock for each share of common stock they hold immediately prior to completion of the transaction. The record date for the stock split is the close of business on June 6, 2005 and the Company has been advised by Nasdaq that the ex-dividend date for the stock split will be June 7, 2005. As a result of the stock split and the offering, the Company will have approximately 597.5 million shares outstanding after giving effect to the transaction. There are currently a total 186,360,359 shares of common stock outstanding.

The Company has received the regulatory, stockholder and depositor approvals necessary to complete the second-step conversion. The transaction is scheduled to close on June 7, 2005, at which time Hudson City, MHC will cease to exist and the Company will become fully public. The shares of common stock sold in the offering are expected to begin trading on the Nasdaq National Market under the symbol “HCBK” on the scheduled closing date of June 7, 2005. Stock certificates for shares purchased in the subscription offering are expected to be mailed to subscribers on that same date. Stock certificates for shares issued in the stock split and checks for cash in lieu of fractional shares are expected to be mailed to registered holders on or about June 15, 2005.

Thacher Proffitt & Wood LLP, New York, NY, serves as special counsel to the Company for the conversion and the stock offering. Simpson Thacher & Bartlett LLP, New York, NY, serves as special counsel to Ryan Beck and Lehman Brothers for the stock offering.

The Company maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest savings bank based in New Jersey. Hudson City Savings currently operates 86 full-service branches throughout New Jersey and in Suffolk County, NY, and has 1,000 full-time employees. The Federal Deposit Insurance Corporation insures Hudson City Savings’ deposits.

Exhibit 99.1

You may obtain the prospectus for the offering free of charge from the SEC through their website, www.sec.gov. In addition, documents that we file with the SEC are made available free of charge through our website, www.hcbk.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC.

This release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed second step conversion and the related stock offering. These include statements regarding the anticipated closing date of the transaction. Forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Hudson City Bancorp’s interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Hudson City Bancorp’s operations. Additional factors that could cause the closing date to differ materially from the estimate above include, but are not limited to, changes in the securities markets generally and in the trading markets for securities of banks and thrift institutions.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by a prospectus (and, in the case of the subscription offering, an accompanying stock order form). The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.